Exhibit 10.1

RETENTION, CONFIDENTIALITY AND NON-COMPETE AGREEMENT
This Retention, Confidentiality and Non-Compete Agreement (this “Agreement”) is made by and between Group 1 Automotive, Inc. (the “Company”) and Daniel McHenry (“Employee”), effective as of August 20, 2020 (the “Effective Date”). The Company and Employee are referred to individually herein as a “Party” and collectively as the “Parties.”
W I T N E S S E T H:
WHEREAS, the Company acknowledges that Employee possesses skills and knowledge that are valuable to the Company and the Company wishes to enter this Agreement in order to better ensure itself of access to the continued services of Employee, to provide further incentive for Employee to build and preserve the goodwill of the Company, and in order to protect its legitimate business interests, including the preservation of its goodwill and Confidential Information (as defined below); and
WHEREAS, Employee wishes to continue in employment with the Company, advance and preserve the business interests of the Company, and obtain the benefits set forth herein.
NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Employee agree as follows:
Article I
DEFINITIONS
In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below:
1.1    “Affiliates” means any person or entity who directly, or indirectly though one or more of intermediaries, controls, is controlled by, or is under common control with the Company.
1.2    “Board” means the board of directors of the Company
1.3    “Business” means the business in which the Company and any of its Affiliates are engaged, or in which any such entity has material plans to engage of which Employee is aware during the period of his employment with the Company or any of its Affiliates, which business includes the acquisition and disposition, development, ownership and operation of dealerships in the automotive retail industry, the operation of which involves the sale of automobiles, service contracts, and vehicle parts, the arrangement of vehicle financing, and the provision of maintenance and repair.
1.4    “Cause” means any of the following; (a) Employee’s conviction or plea of nolo contendere to a felony or a crime involving moral turpitude; (b) Employee’s breach of any material provision of either this Agreement, the Company’s Employee Handbook, the Company’s Code of Conduct, or the Code of Ethics for Specified Officers of the Company, or any material policy of the Company or its Affiliate that is applicable (and made known) to Employee; (c) Employee’s using for his own benefit any confidential or proprietary information of the Company, or willfully divulging for his benefit such information; (d) Employee’s (i) fraud or (ii) misappropriation or theft of any of the Company’s of any of its Affiliates’ funds or property; or (e) Employee’s willful refusal to perform his duties or gross negligence, provided that the Company, before terminating Employee’s employment under subsection (b) or (e) of this definition must first give written notice to Employee of the nature of the alleged breach or refusal and must provide Employee with a minimum of fifteen (15) days to correct the breach or refusal (if such breach or refusal is capable of cure) and, provided further, before terminating Employee’s employment for purported gross negligence, the Company must give written notice that explains the alleged gross negligence in detail and must provide Employee with a minimum of twenty (20) days to correct such alleged gross negligence, if capable of correction. For the avoidance of doubt, “Cause” shall exist in the event Employee resigns employment with the Company or any of its Affiliates without providing 120 days’ advance written notice to the Company or its applicable Affiliate of such resignation, as described in Section 6.9 of this Agreement.
1.5     “Code” means the Internal Revenue Code of 1986, as amended, and applicable administrative guidance issued thereunder.
1.6    “Date of Termination” means the effective date of the termination of Employee’s employment with the Company or its applicable Affiliate such that Employee is no longer employed by the Company or any of its Affiliates.
1.7    “Disability” means Employee’s becoming incapacitated by accident, sickness, or other circumstance which, in the reasonable opinion of a qualified doctor approved by the Board, renders him mentally or physically incapable of performing the essential functions of Employee’s position, with or without reasonable accommodation, and which will continue, in the reasonable opinion of such doctor, for a period of not less than 180 days. If Employee disagrees with the determination, Employee may appoint a doctor of his own choosing and if that doctor reaches a determination different than that of the first doctor, the two doctors shall mutually select a third doctor within ten (10) days, and such third doctor’s determination shall be deemed conclusive.

Exhibit 10.1

1.8    “Employment Period” means the period during which Employee is employed by the Company or any of its Affiliates.
1.9     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.
1.10    “Prohibited Period” means the period during which Employee is employed by the Company or any of its Affiliates and continuing until the date that is (a) one year following the Date of Termination with respect to any Restricted Area within the United Kingdom, and (b) two years following the Date of Termination with respect to any Restricted Area located within the United States.
1.11     “Qualifying Termination” means any termination of Employee’s employment (a) by the Company without Cause or (b) due to Employee’s death or Disability.
1.12    “Release” means a general release of claims, in a form acceptable to the Company, that releases and discharges the Company and each of its Affiliates and their respective affiliates, predecessors, successors, subsidiaries and benefit plans, and the foregoing entities’ respective equity holders, officers, directors, managers, members, partners, employees, agents, representatives and other affiliated persons from any and all claims or causes of action or any kind or character, including but not limited to all claims or causes of action arising out of Employee’s employment or the termination of such employment.
1.13    “Restricted Area” means any geographic area within 100 miles of a location where the Company or its Affiliate conducts Business, or has material plans to conduct Business of which Employee is aware, in each case as of the Date of Termination or during the twelve (12) months preceding the Date of Termination. For the avoidance of doubt, the Restricted Area includes the geographic area described in the preceding sentence located within any of the parishes listed on Exhibit A hereto. Notwithstanding the foregoing, the Restricted Area will not include any area within the State of California.
1.14    “Restricted Business” means any Person (other than the Company or any of its Affiliates) that engages in the Business and which averaged, in the aggregate, $500 Million ($500,000,000) or more in annual revenues for the two years preceding the date of determination as to whether such person or entity is a Restricted Business.
1.15    “Release Expiration Date” means the date that is 21 days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven days following the Date of Termination) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date.
1.16    “Severance Payment” means the average annual base salary paid to the Employee over the 24-month period immediately preceding the Date of Termination.
ARTICLE II
SEVERANCE PAYMENTS AND INCENTIVE COMPENSATION
2.1    Severance-Triggering Events. In the event that Employee’s employment with the Company and, as applicable, each of its Affiliates terminates due to a Qualifying Termination such that, as a result of such termination(s), the Employment Period has ceased, then so long as the requirements of Section 2.3 are satisfied and Employee abides by Employee’s continuing obligations under Articles III and IV, the Company shall pay the Severance Payment to Employee in accordance with Section 2.2.
2.2    Payment of Severance Payment. The Severance Payment will be paid in a single lump sum cash payment on the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after the Date of Termination.

Exhibit 10.1

2.3    Incentive Compensation. As of the Effective Date, the Company grants to Employee 2,067 shares of restricted stock in accordance with the terms and conditions of Company’s 2014 Long Term Incentive Plan (the “Restricted Stock”). Such shares of Restricted Stock shall vest as follows: (i) 40% of the shares shall vest on the second anniversary of the Effective Date; (ii) 20% of the shares shall vest on the third anniversary of the Effective Date; (iii) 20% of the shares shall vest on the fourth anniversary of the Effective Date; and (iv) 20% of the shares shall vest on the fifth anniversary of the Effective Date, subject to Employee’s continued employment with the Company through such dates. Employee shall be eligible to receive additional grants under the Company’s 2014 Long Term Incentive Plan, or a successor plan, in such amounts as determined in the sole discretion of the Compensation Committee of the Board, including grants of options, Restricted Stock or other equity-based awards. The rights and obligations of the Company and Employee regarding entitlement to, and vesting of, any incentive compensation granted pursuant to this Section 2.3 (including any future awards granted to Employee following the Effective Date) shall be conditioned and dependent upon Employee’s satisfaction of the terms of the Company’s 2014 Long Term Incentive Plan and the terms of this Agreement, including the terms of Articles III and IV herein. In the event that (a) Employee’s employment with the Company or any of its any Affiliates terminates due to Cause or (b) any provision set forth in Articles III or IV herein are violated, the Company shall have the right (in addition to all other rights and remedies, at law and equity), to forfeiture of any outstanding equity award held by Employee on the Date of Termination and to demand repayment or forfeiture, as applicable, of any cash or equity award referenced in this Section 2.3 and realized during the twelve (12) months prior to such violation or Cause event.
2.4    Release. As a condition to Employee’s receipt of the Severance Payment (and any portion thereof), (a) Employee must execute and deliver the Release to the Company on or before the Release Expiration Date and (b) any revocation period under the Release must fully expire without revocation of the Release by Employee.
2.5    After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that Employee is eligible to receive the Severance Payment pursuant to Section 2.1 but, after such determination, the Company subsequently acquires evidence or determines that: (i) Employee has failed to abide by the terms of Article III or Article IV; or (ii) a Cause condition existed prior to the Date of Termination that, had the Company been fully aware of such condition, would have given the Company the right to terminate Employee’s employment for Cause, then the Company shall have the right to cease the payment of any future installments of the Severance Payment and Employee shall promptly return to the Company all installments of the Severance Payment received by Employee prior to the date that the Company determines that the conditions of this Section 2.5 have been satisfied.
ARTICLE III
PROTECTION OF INFORMATION
3.1    Property of the Company; Non-Disclosure. For purposes of this Section 3.1 the term “Company” shall include the Company and each of its Affiliates. Employee acknowledges and agrees that, following the Effective Date, he will be provided with, and have access to, Confidential Information (as defined below). In consideration of, and as a condition of, Employee’s receipt and access to such Confidential Information and in exchange for other valuable consideration provided hereunder and as an express inducement for the Company to enter into this Agreement, Employee agrees to comply with this Article III and Article IV below.
(a)    Employee covenants and agrees, both during the Employment Period and thereafter that, except as expressly permitted by this Agreement or by directive of the Board, he shall not disclose any Confidential Information to any Person and shall not use any Confidential Information except for the benefit of the Company or any of its Affiliates. Employee shall take all reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). The covenants in this Section 3.1 shall apply to all Confidential Information, whether now known or later to become known to Employee during the Employment Period.
(b)    Notwithstanding Section 3.1(a), Employee may make the following disclosures and uses of Confidential Information:
(i)    disclosures to other directors, officers or employees of the Company who have a need to know the information in connection with the business of the Company;
(ii)    disclosures and uses that are approved by the Board;
(iii)    disclosures for the purpose of complying with any applicable laws or regulatory requirements; or
(iv)    disclosures that Employee is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by law; provided, however, that, prior to any such disclosure, Employee shall, to the extent legally permissible:

Exhibit 10.1

(A)    provide the Board with prompt notice of such requirements so that the Board may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 3.1;
(B)    consult with the Board on the advisability of taking steps to resist or narrow such disclosure; and
(C)    cooperate with the Board (at the Company’s reasonable cost and expense) in any attempt it may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, Employee agrees (1) to furnish only that portion of the Confidential Information that is legally required to be furnished, as advised by written opinion of counsel to Employee (the reasonable cost of which shall be borne by the Company), and (2) to exercise (at the Company’s reasonable cost and expense) all reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.
(c)    Upon the expiration of the Employment Period and at any other time upon request of the Company, Employee shall surrender and deliver to the Company all documents (including all electronically stored information) and other material of any nature containing or pertaining to all Confidential Information in Employee’s possession and shall not retain any such document or other material. Within five days of any such request, Employee shall certify to the Company in writing that all such materials have been returned to the Company.
(d)    All non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Employee, individually or in conjunction with others, during the Employment Period (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s business or properties, products or services (including all such information relating to corporate opportunities, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, marketing methods, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, electronically stored information, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement.
(e)    Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct.

Exhibit 10.1

3.2    Non-Competition.
(a)    The Company shall provide Employee access to Confidential Information for use only during the Employment Period, and Employee acknowledges and agrees that the Company will be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company, and in consideration of the access to Confidential Information and the award described in Section 2.3 (which award, Employee acknowledges and agrees, further aligns Employee’s interests with the Company’s long-term business interests) herein, and as a material inducement for the Company to enter into this Agreement and make available the consideration set forth herein, Employee has voluntarily agreed to the covenants set forth in this Section 3.2. Employee further agrees and acknowledges that the limitations and restrictions set forth herein, including the geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, consonant with public policy, and are material and substantial parts of this Agreement intended and necessary to protect (and are no greater than necessary to protect) the Company’s legitimate business interests, including the protection of trade secrets and other Confidential Information, and preservation of its goodwill.
(b)    Employee agrees that, during the Prohibited Period, Employee shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person or entity of whatever nature:
(i)     engage or carry on, within the Restricted Area, in competition with the Company in any aspect of the Business by directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any Restricted Business, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with any Restricted Business;
(ii)    on behalf of any Restricted Business, and within the Restricted Area, solicit or accept the business of, or call upon, any customer or client of the Company or its Affiliate with whom or which Employee had contact (or about whom or which Employee obtained Confidential Information) within the 24 months prior to the Date of Termination for the purpose of conducting Business that is a competitive business with the Company or its Affiliate;
(iii)    on behalf of any Restricted Business appropriate any opportunity of the Company or its Affiliate relating to the Business within the Restricted Area, or engage in any activity that limits the Company’s or its Affiliate’s ability to exploit Business opportunities within the Restricted Area; or
(iv)    encourage or induce any employee of the Company or its Affiliate to leave the employment of the Company or its Affiliate or offer employment, retain, hire or assist in the hiring of any such employee by any Person not affiliated with the Company or its Affiliate; provided, however, that nothing in this subsection (iv) shall prohibit Employee from making general solicitations not targeted at any employee (or group of employees) of the Company or its Affiliate.
Notwithstanding the foregoing, if the Company ceases to engage in a particular aspect of its Business, then this Section 3.2 shall not apply with respect to Employee’s activities with respect to such former aspect of that Business.
(c)    Notwithstanding any provision in this Agreement to the contrary, following the Date of Termination, the limitations set forth in Sections 3(b)(i), 3(b)(ii) or 3(b)(iii) shall not apply in those portions of the Restricted Area located within the State of Oklahoma. Instead, following the Date of Termination, the restrictions on the activities of Employee within those portions of the Restricted Area located within the State of Oklahoma (in addition to those restrictions set forth in Sections 2 and 3(b)(iv) shall be as follows: during the portion of the Prohibited Period that follows the Date of Termination, other than on behalf of the Company or any of its Affiliates, Employee shall not directly solicit the sale of goods, services, or a combination of goods and services from the established customers of the Company or its Affiliates. Further notwithstanding the foregoing: (i) as of the date that is one year after the Date of Termination, the provisions of Section 3(b)(i) and 3(b)(iii) above shall cease to apply within that portion of the Restricted Area located within the Commonwealth of Massachusetts; and (ii) the restrictions in Section 3(b)(iv) above will not apply with respect to employees of the Company or its Affiliate located in the State of California.
(d)    Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which they would have no other adequate remedy, Employee agrees that the foregoing covenants within this Article III may be enforced by the Company, in the event of breach by Employee, by injunctions and restraining orders and that such enforcement shall not be the Company’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available, at law and equity, to the Company.
(e)    The covenants in this Article III are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction or arbitrator, as applicable, shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court or arbitrator deems reasonable, and this Agreement shall thereby be reformed.

Exhibit 10.1

(f)    The existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.
(g)    Employee agrees and acknowledges that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Article III of this Agreement are fair and reasonable in all respects and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company, including the protection of Confidential Information, trade secrets and goodwill. Employee further acknowledges that the Company conducts business throughout the Restricted Area and agrees that the restrictions herein are reasonable in geographic reach and proscribed activities in relation to the interests protected. Employee further agrees and that: (i) the restrictions set forth herein are supported by fair and reasonable consideration independent from the continuation of employment; and (ii) the non-competition provisions herein are supported by mutually agreed upon consideration specified herein, as Employee would not have been entitled to the consideration set forth in this Agreement but for his entry into this Agreement and his compliance with its terms. Employee also acknowledges and agrees that he has had at least ten business days’ notice of this Agreement before it became effective.
ARTICLE IV
STATEMENTS CONCERNING THE COMPANY
4.1    Statements Concerning the Company.  Except as required by law, Employee shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about the Company, any of its Affiliates or any of the Company’s or such Affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose confidential information of or regarding the Company’s or any of its Affiliates’ business affairs, directors, officers, managers, members, employees, consultants, agents or representatives, (c) constitute an intrusion into the seclusion or private lives of the Company or any of its Affiliates’ directors, officers, employees, agents, or representatives or give rise to unreasonable publicity about the private lives of the Company or any of its Affiliates’ officers, employees, agents, or representatives, (d)  place the Company, any of its Affiliates, or any of the Company’s or any such Affiliates’ directors, officers, managers, members, employees, consultants, agents or representatives in a false light before the public, or (e) constitute a misappropriation of the name or likeness of the Company or any of its Affiliates or any of their officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Company and its Affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.
ARTICLE V
DISPUTE RESOLUTION
5.1    Dispute Resolution.
(a)    Subject to Section 5.1(b), any dispute, controversy or claim between Employee and the Company arising out of or relating to this Agreement will be finally settled by arbitration in Houston, Texas before, and in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both Parties. Any arbitration conducted under this Article V shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing Parties and the Parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided, however, that the Parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing Party. The Party whom the Arbitrator determines is the prevailing Party in such arbitration may be awarded (at the discretion of the Arbitrator), in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other Party of all reasonable legal fees and costs.
(b)    Notwithstanding Section 5.1(a), either Party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Article V.
(c)    By entering into this Agreement and entering into the arbitration provisions of this Article V, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.
(d)    Nothing in this Article V shall prohibit a Party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining another Party to this Agreement in a litigation initiated by a Person which is not a Party to this Agreement. The Parties agree that any award rendered pursuant to this Article V constitutes an award falling under the New York Convention.

Exhibit 10.1

ARTICLE VI
MISCELLANEOUS
6.1    Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:
If to Employee, addressed to:

Daniel McHenry
9 The Galleries
52 Palmeira Avenue
Hove
United Kingdom BN33FH
If to the Company, addressed to:

Group 1 Automotive, Inc.
800 Gessner, Suite 500
Houston, TX 77024
Attn: Office of the General Counsel

or to such other address as either Party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.
6.2    Applicable Law; Submission to Jurisdiction.
(a)    This Agreement is entered into under, and shall be governed for all purposes by, the Legal Requirements of the State of Texas, without regard to conflicts of laws principles thereof.
(b)    With respect to any action to obtain emergency, temporary or preliminary injunctive relief as permitted by Articles III, IV or V above, the Parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts residing in, or with jurisdiction over, Houston, Texas. The Parties recognize that such forum and venue is convenient and directly and materially related to their employment relationship and this Agreement.
6.3    No Waiver. No failure by either Party hereto at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
6.4    Severability. If an arbitrator or a court of competent jurisdiction determines that any provision (or part thereof) of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision (or part thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
6.5    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
6.6    Withholding of Taxes and Other Employee Deductions. The Company may withhold from any payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any applicable laws.

Exhibit 10.1

6.7    Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to an agreement, plan, instrument or other document shall be deemed to refer to such agreement, plan, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
6.8    Assignment. This Agreement and the rights hereunder are personal in nature and may not be assigned by Employee without the prior written consent of the Company. In addition, any payment owed to Employee hereunder after the date of Employee’s death shall be paid to Employee’s estate. The Company may assign this Agreement without Employee’s consent, including to any Affiliate of the Company and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company. Subject to the preceding provisions of this Section 6.8, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
6.9    At-Will Employment. Nothing in this Agreement shall affect the at-will nature of Employee’s employment, as the Company or its applicable Affiliate or Employee may terminate the employment relationship at any time and for any reason or no reason at all; provided, however, that Employee must provide 120 days’ advance written notice to the Company prior to terminating Employee’s employment with the Company; provided further, however, that if Employee has provided notice to the Company of Employee’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a Qualifying Termination.
6.10    Entire Agreement. Subject to the remainder of this Section 6.10, this Agreement (and the Long Term Incentive Plan and any award documentation referenced in Section 2.3) constitutes the entire agreement of the Parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the Parties with respect to the subject matter hereof.
6.11    Modification; Waiver; Termination. Any modification, waiver or termination of this Agreement will be effective only if it is in writing and signed by both of the Parties.
6.12    Right to Consult Counsel. Employee has the right to consult with counsel of Employee’s choosing prior to signing this Agreement.
6.13    Third-Party Beneficiaries. Each Affiliate of the Company shall be a third-party beneficiary of Employee’s obligations under Articles III, IV and V above and shall be entitled to enforce such obligations as if a party hereto.
6.14    Internal Revenue Code Section 409A. This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (a) the date of Employee’s death or (b) the date that is six months after the date of termination of Employee’s employment with the Company (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

Exhibit 10.1

[Remainder of Page Intentionally Blank;
Signature Page Follows]

Exhibit 10.1

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

GROUP 1 AUTOMOTIVE, INC.

By: /s/ Frank Grese
Name: Frank Grese
Title: Senior Vice President, HR

EMPLOYEE
/s/ Daniel McHenry
Daniel McHenry

Exhibit 10.1

EXHIBIT A
Louisiana Parishes

Ascension
Assumption
Bienville
Bossier
Caddo
Claiborne
De Soto
East Baton Rouge
Helena
Lafourche
Jefferson
Livingston
Plaquemines
Red River
St. Bernard
St. Charles
St. James
St. John the Baptist
St. Tammany
Tangipahoa
Terrebonne
Washington
West Baton Rouge
Orleans